UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 17, 2007

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officer

On July 17, 2007, Electronic Arts Inc. (“EA”) issued a press release in which it announced that it had entered into a letter of employment with Peter Moore, age 52, (the “Offer Letter”) under which EA agreed to appoint Mr. Moore as President of the EA SPORTS Label, effective upon his anticipated start date of September 4, 2007.

Mr. Moore joined Microsoft in January 2003, where he initially served as head of Xbox marketing and was later named as Corporate Vice President, Interactive Entertainment Business, Entertainment and Devices Division, a position in which he led both the Xbox and Games for Windows businesses. Prior to joining Microsoft, Mr. Moore was president and Chief Operating Officer of SEGA of America, where he was responsible for overseeing SEGA’s video game business in North America. Before joining SEGA, Mr. Moore was senior vice president of marketing at Reebok International Ltd. Mr. Moore holds a bachelor’s degree from Keele University, United Kingdom, and a master’s degree from California State University, Long Beach.

A copy of the press release is attached hereto as Exhibit 99.1.

Compensatory Arrangements with Mr. Moore

A copy of the Offer Letter is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The following summary of the Offer Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement.

The material terms of the Offer Letter are as follows:

•	Mr. Moore’s annual base salary will be $550,000 and his discretionary target bonus percentage will be 75% of his annual base salary.

•

EA has agreed to pay Mr. Moore a one-time bonus of $1,500,000 (minus applicable taxes) in recognition of the future compensation value he would be foregoing by leaving his position at Microsoft. Although Mr. Moore will earn this one-time bonus at the completion of his second year of employment with EA, he will receive it within 30 days of starting employment. If Mr. Moore voluntarily leaves his employment with EA before the completion of two years, he has agreed to repay to EA the full net amount of the bonus.

•

EA has agreed to grant Mr. Moore a stock option to purchase 350,000 shares of the company’s common stock pursuant to EA’s 2000 Equity Incentive Plan. The stock option will vest as to 24% of the shares twelve months from the first day of the month in which the grant is made, and will then vest in additional 2% increments each month thereafter for the following 38 months.

•

EA has agreed to grant Mr. Moore 50,000 restricted stock units, which vest as to 50% of the shares on the second anniversary of the grant date, and as to the remaining shares on the fourth anniversary of the grant date.

•

EA will assist Mr. Moore with relocation-related expenses, which are currently estimated to be approximately $330,000. In the event Mr. Moore voluntarily leaves his employment with EA or is terminated for any reason other than a reduction in force that eliminates his job position (a) prior to the one-year anniversary of his date of hire, he has agreed to pay EA an amount equal to all relocation and gross-up expenses incurred by EA through the date of his termination; or (b) on or after the one-year anniversary of his date of hire and prior to the second anniversary of his date of hire, he has agreed to pay EA an amount equal to a pro-rata portion (24 minus number of full months of employment / 24 months) of all relocation and gross-up expenses incurred by EA through his date of termination.

In accordance with EA’s standard equity grant policies, Mr. Moore’s stock option and restricted stock units are scheduled to be granted on September 17, 2007, the first regularly-scheduled date following Mr. Moore’s start date for which EA’s Compensation Committee will approve equity grants.

Mr. Moore will participate in the compensation and benefit programs generally available to EA’s executive officers.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter dated June 5, 2007.

99.1	Press release dated July 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated:	July 17, 2007	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President,
General Counsel and Secretary